Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 27, 2011 relating to the financial statements and financial highlights, which appear in Avenue Income Credit Strategies Fund's Annual Report for the period ended October 31, 2011.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 15, 2012